DRAFT/INCOMPLETE
                                AGREEMENT


     This agreement by and between International Automated Systems, Inc. ("IAS"), a Utah corporation located in America Fork, Utah, and the strategic services group of Wilson-Davis & Co., Inc. ("Consultant"), located at 46 West 300 South, Salt Lake City, Utah 34101, is as follows:
     IAS has limited executive personnel with technical and management experience and training in specific technological and management disciplines, but does not have the resources to hire employees to provide the full range of expertise that it needs from time to time or regularly on a part-time basis. Therefore, IAS desires to engage Consultant to obtain required special assistance in specific areas as provided below in lieu of hiring employees to provide such services.

     Upon the foregoing premises, which are incorporated herein by reference, we agree as follows:

     1.   Services to be provided to client:

          a. Consultant shall advise and assist IAS in identifying product, service, and technology markets and the management,
               manufacturing capabilities, technological support and capital required to address those markers.

          b. Consultant shall advise and assist IAS in valuation of proposals and due diligence of companies and technologies considered for strategic partnering.

          c. Consultant shall advise and assist IAS in acquisition strategy and negotiations.

          d. Consultant stall ineet with IAS at least monthly to update IAS on progress and status of above progress

     2. IAS shall compensate Consultant for services to be provided as follows:

          a. A consulting fee for six months shall he paid in advance. The fee payable in 100,000 shares of IAS common stock.

          b. Expenses such as travel, telephone, fax, copying, postage,printing, etc., incurred by Consultant shall be included in the fee in paragraph 2(a) above.

Consultant and IAS agree that the above shares are being acquired in reliance on the exemption from registration provided in rule 701 promulgated under the Securities Act of 1933 (the "Securities Act") and that they constitute "restricted securities" as that term is defined in rule 144(a)(3) under the Securities Act. If such shares do not qualify for resale under the provisions of rule 701(c) IAS agrees to register the resale of such shares at Consultant's request and at IAS' expense at any time after 90 days following the date that IAS becomes subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934.

Stamp and Signature of LYLE W. DAVIS
s/ Neldon Johnson, President International Automated Sys. Inc.